Exhibit 99.1

FOR IMMEDIATE RELEASE GreenWay Bank Welcomes Rob Slusser as New President and CEO. Van Wert, OH – July 3, 2025 – GreenWay Bank is pleased to welcome Rob Slusser as its new President and Chief Executive Officer, starting July 14. With over 30 years of experience in banking and financial services, Rob brings a wealth of expertise in strategic growth, market insight, and collaborative leadership to the position. Most recently serving as SVP Market President at F&M Bank, he is widely recognized as a community-focused industry leader. His appointment marks an exciting new chapter for GreenWay and aligns closely with the bank’s mission to build lasting relationships and support the communities we serve. “Finding the right person for GreenWay’s future was one of the most important decisions our Board has made,” said Gary Clay, Chairman of the Board. “Rob’s background stood out not only for his success at a $3.6 billion bank headquartered in Northwest Ohio since 1897, but because he shares our values and integrity. That makes him the right fit.” Mike Cahill, GreenWay’s former CEO, echoes that sentiment, sharing, “I can’t think of a better person to carry GreenWay Bank forward. I’ve had the privilege of working alongside Rob for more than a decade. He’s a thoughtful leader and team builder, someone who listens, inspires trust, and understands the heart of community banking.” Rob has held leadership roles in retail, commercial banking, private banking, and real estate lending. His experience driving market growth, innovation, and operational excellence has strengthened every organization he’s served, benefiting both customers and the community. “It’s a privilege to join GreenWay Bank,” said Slusser. “Gary and the Board built a strong foundation, and Mike, with an outstanding team, expanded it with vision and care. I look forward to building on that legacy, applying my experience to help GreenWay grow, serve with excellence, and stay rooted in the communities we care about.” Rob is also active in local nonprofit leadership, currently serving on the board and executive committee of Arts United and Community Foundation of Greater Fort Wayne, where he contributes his time and expertise. He looks forward to continuing his service in both Fort Wayne and Van Wert. Rob holds a Bachelor of Science in Organizational Leadership from Purdue University Fort Wayne and is a graduate of both the Indiana Bankers Association Commercial Lending School and the Graduate School of Banking at the University of Wisconsin. ### About GreenWay Bank Meet GreenWay Bank—a community bank in Van Wert, Ohio, and Fort Wayne, Indiana. We were founded on long-term commitment and genuine care for our community and the people that make it great. Every day, we make decisions with strength and stability in mind. Our values haven’t changed in over 135 years, so you can trust us to provide services that are competitive and specific to your financial growth for the next 135. So whether you’re looking for a banking partner for yourself or for your business, GreenWay is the way to grow. GreenwayBank.com For more information: Tanya Karrick-Rhodes GreenWay Bank / 260-299-7115 trhodes@greenwaybank.com